Exhibit 99

NEWS RELEASE	5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, March 6, 2024

NACCO INDUSTRIES
ANNOUNCES FOURTH QUARTER AND FULL YEAR 2023 RESULTS

Consolidated Q4 2023 Highlights:
•Operating loss of $67.4 million versus operating profit of $15.5 million in 2022
◦Includes non-cash asset impairment charge of $65.9 million triggered by significant unplanned outage at the power plant served by the Red Hills Mine
•Net loss of $44.0 million compared with net income of $13.8 million in 2022
•Adjusted EBITDA of $7.1 million, which excludes the asset impairment charge, versus $23.6 million in 2022

2024 Consolidated Outlook
•Expect to report positive full-year net income compared with substantial 2023 loss

Cleveland, Ohio, Wednesday, March 6, 2024 - NACCO Industries® (NYSE: NC) today announced the following consolidated results for the three months and year ended December 31, 2023. Comparisons in this news release are to the three months and year ended December 31, 2022, unless otherwise noted.

	Three Months Ended			Year Ended
($ in millions except per share amounts)	12/31/23	12/31/22	$ Change	12/31/23	12/31/22	$ Change
Operating Profit (Loss)	$(67.4)	$15.5	$(82.9)	$(70.1)	$70.0	$(140.1)
Net Income (Loss)	$(44.0)	$13.8	$(57.8)	$(39.6)	$74.2	$(113.8)
Diluted Earnings (loss)/share	$(5.88)	$1.84	$(7.72)	$(5.29)	$10.06	$(15.35)
Adjusted EBITDA*	$7.1	$23.6	$(16.5)	$27.5	$88.2	$(60.7)
*Non-GAAP financial measures are defined and reconciled on pages 10 to 12.

The substantial decreases in the Company's 2023 fourth-quarter and full-year results compared with the respective prior year periods were primarily due to a $65.9 million non-cash asset impairment charge combined with substantially lower operating results at the Company's Coal Mining and Minerals Management segments.
In mid-December 2023, Mississippi Lignite Mining Company received a force majeure event notice from its customer as a result of an issue affecting one of two boilers at the Red Hills Power Plant. The unit remains disabled at this time and the timeline for resolution is uncertain. While the power plant continues to operate with one boiler, this issue is expected to result in a significant decline in customer demand during 2024. The anticipated reduction in demand contributed to a non-cash impairment charge of $65.9 million during the 2023 fourth quarter. While the impairment relates solely to Mississippi Lignite Mining Company, the Company recorded $60.8 million in the Coal segment and $5.1 million in the Minerals Management segment because certain land assets are included within that segment.
In comparison, full-year 2022 net income included $30.9 million of pre-tax contract termination settlement income from the completion of Great River Energy's sale of Coal Creek Station to Rainbow Energy.
At December 31, 2023, the Company had consolidated cash of $85.1 million and debt of $36.0 million with availability of $105.1 million under its $150.0 million revolving credit facility. During the 2023 fourth quarter, the Company repurchased approximately 66,000 shares under an existing authorized share repurchase program for a total purchase price of $2.3 million. The Company believes maintaining a conservative capital structure and adequate liquidity are important given evolving trends in energy markets and the Company's strategic initiatives to grow and diversify. These initiatives are discussed further in the Long-Term Growth and Diversification section of this release.

Detailed Discussion of Results
Coal Mining Results

Coal deliveries for the fourth quarter of 2023 and 2022 were as follows:

	2023	2022
Tons of coal delivered	(in thousands)
Unconsolidated operations	4,842	6,175
Consolidated operations	686	818
Total deliveries	5,528	6,993

Key financial results for the fourth quarter of 2023 and 2022 were as follows:
	2023	2022
	(in thousands)
Revenues	$19,754	$25,041
Earnings of unconsolidated operations	$10,946	$12,449
Long-lived asset impairment charge	$60,832	$—
Operating expenses(1)	$9,357	$8,548
Operating profit (loss)	$(62,283)	$3,693
Segment Adjusted EBITDA(2)	$3,194	$8,084
(1) Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
(2) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 11.

Fourth-quarter 2023 revenues and Segment Adjusted EBITDA, which excludes the impairment charge, decreased significantly compared with a strong fourth-quarter 2022. These decreases were primarily due to fewer tons delivered at Mississippi Lignite Mining Company, in part due to the issue affecting the power plant. The decrease in tons delivered contributed to an increase in the cost per ton sold and a $0.9 million write down of coal inventory to net realizable value. As expected, Mississippi Lignite Mining Company's fourth-quarter results, excluding the impairment, improved over the third quarter as costs began to moderate with the completion of the move to the new mine area.
Lower earnings at the unconsolidated operations, as well as higher operating expenses primarily from increased employee-related expenses, also contributed to the reduction in Segment Adjusted EBITDA. The decrease in earnings of unconsolidated operations was mainly due to lower customer requirements.

Coal Mining Outlook
In 2024, the Company expects coal deliveries to increase modestly from 2023 levels. Higher deliveries at Coteau and Falkirk are expected to be partly offset by the unfavorable effects of the force majeure event at Mississippi Lignite Mining Company and the power plant retirement that led to the March 31, 2023 cessation of coal deliveries from the Company's Sabine Mine.
Strong operating profit compared with a significant 2023 loss and substantially higher Segment Adjusted EBITDA are expected in 2024. These anticipated increases are primarily the result of an improvement in results at Mississippi Lignite Mining Company and higher earnings at Falkirk and Coteau.
Mississippi Lignite Mining Company expects to incur a loss in 2024, albeit significantly less than in 2023, as a result of the lower tons expected to be delivered in 2024. While total production costs at Mississippi Lignite Mining Company are anticipated to decline substantially from 2023 levels, they are expected to remain above historical levels throughout 2024 until deliveries return to normal and a pit extension in the new mine area is completed. Lower depreciation and amortization expense as a result of the lower depreciable value of Mississippi Lignite Mining Companies' assets after the impairment is expected to contribute to the improved results. An extended delay in repairs to the Red Hills Power Plant could significantly affect the Company's 2024 outlook.
An increase in 2024 earnings at the unconsolidated coal mining operations is driven primarily by an expectation for increased customer requirements at Coteau and Falkirk, as well as a higher per ton management fee at Falkirk beginning in June 2024 when temporary price concessions end.
Operating profit is expected to be higher in the second half of 2024 compared with the first half due to anticipated improvements at Mississippi Lignite Mining Company, increased demand at the unconsolidated coal mining operations and the end of the Falkirk price concessions in June 2024.
Capital expenditures are expected to be approximately $12.5 million in 2024.
The Company's contract structure at each of its coal mining operations eliminates exposure to spot coal market price fluctuations. However, fluctuations in natural gas prices, weather and the availability of renewable power generation, particularly wind, can contribute to changes in power plant dispatch and customer demand for coal. Changes to customer power plant dispatch would affect the Company’s 2024 outlook, as well as outlook over the longer term.

North American Mining Results

Deliveries for the fourth quarter of 2023 and 2022 were as follows:
	2023	2022
	(in thousands)
Tons delivered	12,477	13,467

Key financial results for the fourth quarter of 2023 and 2022 were as follows:
	2023	2022
	(in thousands)
Revenues	$26,461	$18,484
Operating loss	$(562)	$(116)
Segment Adjusted EBITDA(1)	$1,811	$1,796
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 11.

North American Mining® revenues increased significantly in fourth-quarter 2023 compared with 2022. This increase was primarily due to a $7.1 million increase in reimbursed costs, which have an offsetting amount in cost of goods sold and therefore no impact on operating profit. Favorable pricing and delivery mix, as well as an increase in revenue at Sawtooth Mining also contributed to the higher revenue. These favorable items were largely offset by a decrease in mine reclamation revenue at Caddo Creek and fewer tons delivered resulting from lower customer requirements.
Improved fourth-quarter 2023 earnings at Sawtooth and North American Mining's active quarries were more than offset by a $0.5 million loss on sale of a dragline, $0.4 million of higher outside services costs compared with 2022 related to business development activities and the impact of the substantial completion of services at Caddo Creek in 2022. As a result, North American Mining's fourth-quarter 2023 operating loss increased over the prior year. Segment Adjusted EBITDA was comparable to 2022 despite the higher operating loss because results at the mining operations improved when the impact of depreciation expense was excluded.
North American Mining has made significant progress on operational and strategic projects to improve profitability. While the fourth-quarter operating results were down from the prior year, full-year operating profit was up 52% compared with 2022.

North American Mining Outlook
In October 2023, North American Mining executed a 15-year contract to mine phosphate at a quarry in central Florida. Production is expected to commence in the first half of 2024 once relocation of a dragline is complete. The business also amended and extended existing limestone contracts with two customers that contain mutually advantageous contract terms and expanded the scope of work with another customer. As a result of the impact of these new and modified contracts, as well as improvements at existing operations, North American Mining expects consecutive quarterly growth in operating profit and Segment Adjusted EBITDA in 2024, leading to significantly improved full-year results over 2023.
Sawtooth Mining has an exclusive agreement to provide mining design, consulting and, once mining commences, will be the exclusive contract miner for the Thacker Pass lithium project in northern Nevada. Thacker Pass is owned by Lithium Americas Corp. (TSX: LAC) (NYSE: LAC). Lithium Americas controls the lithium reserves at Thacker Pass. In March 2023, Lithium Americas commenced construction at Thacker Pass. With construction underway, Sawtooth began acquiring mining equipment totaling $23.3 million in 2023. These capital expenditures will be reimbursed by Lithium Americas over a five-year period, Sawtooth will recognize the associated revenue over the estimated useful life of the asset. In addition, during the construction period, Sawtooth will be reimbursed for all costs of construction and will recognize a contractually agreed upon construction fee. The Company expects to continue to recognize moderate income prior to the commencement of Phase 1 lithium production.
In 2024, capital expenditures are expected to be approximately $32 million, primarily for the acquisition of dragline parts and other equipment to support existing contracts as well as the new and modified contracts previously discussed.

Minerals Management Results

Key financial results for the fourth quarter of 2023 and 2022 were as follows:
	2023	2022
	(in thousands)
Revenues	$9,782	$19,354
Operating profit	$2,475	$16,897
Segment Adjusted EBITDA(1)	$8,269	$18,142
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 11.

Minerals Management's fourth-quarter 2023 revenues and Segment Adjusted EBITDA, which excludes the impairment charge, decreased significantly from the 2022 fourth quarter primarily due to a 51% decline in natural gas prices from 2022 as measured by the Henry Hub Average Natural Gas Spot Price and a 5% decrease in oil prices, as measured by the West Texas Intermediate Average Crude Oil Spot Price.

Minerals Management Outlook
The Minerals Management segment derives income primarily from royalty-based leases under which lessees make payments to the Company based on their sale of natural gas, oil, natural gas liquids and coal, extracted primarily by third parties. Changing prices of natural gas and oil could have a significant impact on Minerals Management’s operating profit.
In December 2023, Minerals Management completed an approximately $37 million acquisition of mineral interests within the Midland Basin, the eastern sub-basin of the oil-rich Permian Basin. The acquisition includes 43.4 thousand gross acres and 2.5 thousand net royalty acres. This acquisition offers an attractive investment profile and aligns with the Company's strategy to establish a diversified portfolio of mineral and royalty interests. Management believes this acquisition will be accretive to 2024 earnings and provides opportunities for longer-term growth.
In 2024, operating profit and Segment Adjusted EBITDA are expected to decrease moderately compared with the prior year, excluding the 2023 impairment charge stemming from issues at the power plant served by Mississippi Lignite Mining Company. The forecasted reduction in profitability is primarily driven by current market expectations for natural gas and oil prices and modest expectations for development of additional new wells by third-party lessees. Lower operating expenses are expected to partially offset the anticipated profit decline.
The Company's forecast is based on current market assumptions for natural gas and oil market prices, as well as development and production assumptions on currently owned reserves. Commodity prices are inherently volatile. Changes may be abrupt in response to factors such as OPEC and/or government actions, geopolitical developments, economic conditions and regulatory changes, as well as supply and demand dynamics. Any change in natural gas and oil prices from current expectations will result in adjustments to the Company's outlook. The Company is closely monitoring the Russia/Ukraine and Israel/Hamas conflicts and their potential impact on OPEC countries and international oil and gas production and demand. Current merger and acquisition activity within the oil and gas exploration and production industry is also a focus as the Company works to understand its potential impact on development plans by third-party lessees.
As an owner of royalty and mineral interests, the Company’s access to information concerning activity and operations with respect to its interests is limited. The Company's expectations are based on the best information currently available and could vary positively or negatively as a result of adjustments made by operators, additional leasing and development and/or changes to commodity prices. Development of additional wells on existing interests in excess of current expectations, or acquisitions of additional interests, could be accretive to future results.
In 2024, Minerals Management is targeting additional investments of up to $20 million. Future investments are expected to be accretive, but each investment's contribution to near-term earnings is dependent on the details of that investment, including the size and type of interests acquired and the stage and timing of mineral development.

Mitigation Resources of North America®
Mitigation Resources of North America® continues to build on the substantial foundation it has established over the past several years. Mitigation Resources currently has nine mitigation banks and four permittee-responsible mitigation projects located in Tennessee, Mississippi, Alabama and Texas. In addition, Mitigation Resources is providing ecological restoration services for abandoned surface mines, as well as pursuing additional environmental restoration projects. It was named a designated provider of abandoned mine land restoration by the State of Texas. Mitigation Resources anticipates expanding its business in 2024, with a focus on generating a modest operating profit by 2025 and achieving sustainable profitability in future years.

Consolidated 2023 Results
Overall, the Company reported a fourth-quarter 2023 operating loss of $67.4 million and a loss before income taxes of $65.9 million compared with operating profit of $15.5 million and income before income taxes of $16.2 million in fourth-quarter 2022. Excluding the $65.9 million 2023 impairment, the Company generated a modest consolidated operating loss and break-even earnings before taxes. Lower operating results at each of the Company's operating segments and higher unallocated costs contributed to the overall modest consolidated operating loss. The Company's results before income taxes were less than the operating loss due to the net favorable effect of other income/expense items. During the fourth quarter, the Company realized a $2.4 million gain as a result of post-closing income received for an investment sold in 2023. Higher interest income in 2023 compared with 2022 also contributed to higher other income. These favorable items were partially offset by higher closed mine obligation expense of $2.3 million compared with 2022 and a $1.8 million pension settlement expense in 2023.

Consolidated Outlook
Overall, the Company expects to generate net income in 2024 compared with the substantial 2023 consolidated net loss. Adjusted EBITDA is also expected to increase significantly over 2023. These improvements are primarily due to anticipated increased profitability at the Coal Mining segment from improved results at Mississippi Lignite Mining Company, Falkirk and Coteau. Growth at North American Mining is also expected to contribute to the higher 2024 results. Additional contracts for North American Mining or Mitigation Resources, or the acquisition of additional mineral interests at Minerals Management could be accretive to the current forecast.
Consolidated capital expenditures are expected to total approximately $69 million in 2024. In 2024, cash flow before financing activities is expected to be a moderate use of cash.

Long-Term Growth and Diversification Outlook
Management continues to view the long-term business outlook for NACCO positively. The Company is pursuing growth and diversification by strategically leveraging its core mining and natural resources management skills to build a strong portfolio of affiliated businesses. Management continues to be optimistic about the long-term outlook. In the Minerals Management segment, as well as in the Company's Mitigation Resources of North America® business, opportunities for growth remain strong. Acquisitions of additional mineral interests, an improvement in the outlook for the Company's largest Coal Mining segment customers, and securing contracts for Mitigation Resources and new North American Mining projects should be accretive to the Company's outlook.
The Minerals Management segment continues to pursue acquisitions of mineral and royalty interests in the United States. Catapult Mineral Partners, the Company’s business unit focused on managing and expanding the Company’s portfolio of oil and gas mineral and royalty interests, has developed a strong network to source and secure new acquisitions. The goal is to construct a high-quality diversified portfolio of oil and gas mineral and royalty interests in the United States that delivers near-term cash flow yields and long-term projected growth. The Company believes this business will provide unlevered after-tax returns on invested capital in the mid-teens as this business model matures. This business model has the potential to deliver higher average operating margins over the life of a reserve than traditional oil and gas companies that bear the cost of exploration, production and/or development as these costs are borne entirely by third-party exploration and development companies that lease the minerals.
North American Mining is focused on evaluating new business opportunities and driving profitable growth in line with refined strategic objectives. After a pause on business development in early 2023, North American Mining has better identified how to enhance operational excellence, where to focus and scale, and how to drive profitable growth. New contracts and contract extensions are central to the business' organic growth strategy, and North American Mining intends to be a substantial contributor to operating profit over time.
Mitigation Resources continues to expand its business, which creates and sells stream and wetland mitigation credits, provides services to those engaged in permittee-responsible mitigation and provides other environmental restoration services. This business offers an opportunity for growth and diversification in an industry where the Company has substantial knowledge and expertise and a strong reputation. Mitigation Resources is making strong progress toward its goal of becoming a top ten provider of stream and wetland mitigation services in the southeastern United

States. The Company believes that Mitigation Resources can provide solid rates of return on capital employed as this business matures.
The Company also continues to pursue activities which can strengthen the resiliency of its existing coal mining operations. The Company remains focused on managing coal production costs and maximizing efficiencies and operating capacity at mine locations to help customers with management fee contracts be more competitive. These activities benefit both customers and the Company's Coal Mining segment, as fuel cost is a significant driver for power plant dispatch. Increased power plant dispatch results in increased demand for coal by the Coal Mining segment's customers. Fluctuating natural gas prices, weather and availability of renewable energy sources, such as wind and solar, could affect the amount of electricity dispatched from coal-fired power plants. While the Company realizes the coal mining industry faces political and regulatory challenges and demand for coal is projected to decline over the longer-term, the Company believes coal should be an essential part of the energy mix in the United States for the foreseeable future.
The Company continues to look for ways to create additional value by utilizing its core mining competencies which include reclamation and permitting. The Company is working to utilize these skills through development of utility-scale solar projects on reclaimed mining properties. Reclaimed mining properties offer large tracts of land that could be well-suited for solar and other energy-related projects. These projects could be developed by the Company itself or through joint ventures that include partners with expertise in energy development projects. In 2023, NACCO formed ReGen Resources to pursue such projects, including the development of a solar farm on reclaimed land at Mississippi Lignite Mining Company.
The Company is committed to maintaining a conservative capital structure as it continues to grow and diversify, while avoiding unnecessary risk. Strategic diversification will generate cash that can be re-invested to strengthen and expand the businesses. The Company also continues to maintain the highest levels of customer service and operational excellence with an unwavering focus on safety and environmental stewardship.

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Conference Call
In conjunction with this news release, the management of NACCO Industries will host a conference call on Thursday, March 7, 2024 at 8:30 a.m. Eastern Time. The call may be accessed by dialing (800) 836-8184 (North America Toll Free) or (646) 357-8785 (International), Conference ID: 06467, or over the Internet through NACCO Industries' website at ir.nacco.com/home. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the call will be available shortly after the call ends through March 14, 2024. An archive of the webcast will also be available on the Company's website approximately two hours after the live call ends.

Annual Report on Form 10-K
NACCO Industries, Inc.'s Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. This document may be obtained by directing such requests to NACCO Industries, Inc., 5875 Landerbrook Drive, Cleveland, Ohio 44124, Attention: Investor Relations, by calling (440) 229-5130, or from NACCO Industries, Inc.'s website at nacco.com.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Consolidated Adjusted EBITDA and Segment Adjusted EBITDA are provided solely as supplemental non-GAAP disclosures of operating results. Management believes that Consolidated Adjusted EBITDA and Segment Adjusted EBITDA assist investors in understanding the results of operations of NACCO Industries. In addition, management evaluates results using these non-GAAP measures.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) changes to or termination of customer or other third-party contracts, or a customer or other third party default under a contract, (2) any customer's premature facility closure or extended project development delay, (3) regulatory actions, including the United States Environmental Protection Agency's 2023 proposed rules relating to mercury and greenhouse gas emissions for coal-fired power plants, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (4) a significant reduction in purchases by the Company's customers, including as a result of changes in coal consumption patterns of U.S. electric power generators, or changes in the power industry that would affect demand for the Company's coal and other mineral reserves, (5) changes in the prices of hydrocarbons, particularly diesel fuel, natural gas, natural gas liquids and oil, (6) failure or delays by the Company's lessees in achieving expected production of natural gas and other hydrocarbons; the availability and cost of transportation and processing services in the areas where the Company's oil and gas reserves are located; federal and state legislative and regulatory initiatives relating to hydraulic fracturing and U.S. export of natural gas; and the ability of lessees to obtain capital or financing needed for well-development operations and leasing and development of oil and gas reserves on federal lands, (7) failure to obtain adequate insurance coverages at reasonable rates, (8) supply chain disruptions, including price increases and shortages of parts and materials, (9) changes in tax laws or regulatory requirements, including the elimination of, or reduction in, the percentage depletion tax deduction, changes in mining or power plant emission regulations and health, safety or environmental legislation, (10) the ability of the Company to access credit in the current economic environment, or obtain financing at reasonable rates, or at all, and to maintain surety bonds for mine reclamation as a result of current market sentiment for fossil fuels, (11) impairment charges, (12) changes in costs related to geological and geotechnical conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (13) weather conditions, extended power plant outages, liquidity events or other events that would change the level of customers' coal or aggregates requirements, (14) weather or equipment problems that could affect deliveries to customers, (15) changes in the costs to reclaim mining areas, (16) costs to pursue and develop new mining, mitigation, oil and gas and solar development opportunities and other value-added service opportunities, (17) delays or reductions in coal or aggregates deliveries, (18) the ability to successfully evaluate investments and achieve intended financial results in new business and growth initiatives, (19) disruptions from natural or human causes, including severe weather, accidents, fires, earthquakes and terrorist acts, any of which could result in suspension of operations or harm to people or the environment, and (20) the ability to attract, retain, and replace workforce and administrative employees.

About NACCO Industries
    NACCO Industries® brings natural resources to life by delivering aggregates, minerals, reliable fuels and environmental solutions through its robust portfolio of NACCO Natural Resources businesses. Learn more about our companies at nacco.com, or get investor information at ir.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31		Year Ended December 31
	2023	2022	2023	2022
	(In thousands, except per share data)
Revenues	$56,757	$63,534	$214,794	$241,719
Cost of sales	49,756	45,010	200,203	173,877
Gross profit	7,001	18,524	14,591	67,842
Earnings of unconsolidated operations	12,332	13,448	49,994	57,250
Contract termination settlement	—	—	—	14,000
Operating expenses
Selling, general and administrative expenses	19,876	15,496	65,616	63,911
Amortization of intangible assets	702	947	2,998	3,719
Loss (gain) on sale of assets	302	(12)	221	(2,463)
Long-lived asset impairment charge	65,887	—	65,887	3,939
	86,767	16,431	134,722	69,106
Operating profit (loss)	(67,434)	15,541	(70,137)	69,986
Other (income) expense
Interest expense	711	539	2,460	2,034
Interest income	(1,533)	(757)	(6,081)	(1,449)
Closed mine obligations	2,349	24	3,585	1,179
(Gain) loss on equity securities	(1,460)	(1,393)	(1,958)	283
Other contract termination settlements	—	—	—	(16,882)
Other, net	(1,568)	902	(3,985)	(2,902)
	(1,501)	(685)	(5,979)	(17,737)
Income (loss) before income tax provision (benefit)	(65,933)	16,226	(64,158)	87,723
Income tax provision (benefit)	(21,966)	2,444	(24,571)	13,565
Net income (loss)	$(43,967)	$13,782	$(39,587)	$74,158

Earnings (loss) per share:
Basic earnings (loss) per share	$(5.88)	$1.88	$(5.29)	$10.14
Diluted earnings (loss) per share	$(5.88)	$1.84	$(5.29)	$10.06

Basic weighted average shares outstanding	7,481	7,344	7,478	7,312
Diluted weighted average shares outstanding	7,481	7,475	7,478	7,373

CONSOLIDATED ADJUSTED EBITDA RECONCILIATION (UNAUDITED)
	Three Months Ended December 31		Year Ended December 31
	2023	2022	2023	2022
	(in thousands)
Net income (loss)	$(43,967)	$13,782	$(39,587)	$74,158
Contract termination settlement	—	—	—	(30,882)
Long-lived asset impairment charge	65,887	—	65,887	3,939
Income tax provision (benefit)	(21,966)	2,444	(24,571)	13,565
Interest expense	711	539	2,460	2,034
Interest income	(1,533)	(757)	(6,081)	(1,449)
Depreciation, depletion and amortization expense	7,958	7,632	29,387	26,816
Consolidated Adjusted EBITDA*	$7,090	$23,640	$27,495	$88,181

*Consolidated Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Consolidated Adjusted EBITDA as net income (loss) before long-lived asset impairment charges, contract termination settlements and income taxes, plus net interest expense and depreciation, depletion and amortization expense. Consolidated Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable to similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS (UNAUDITED)

	Three Months Ended December 31, 2023
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$19,754	$26,461	$9,782	$1,674	$(914)	$56,757
Cost of sales	22,794	25,308	943	1,577	(866)	49,756
Gross profit (loss)	(3,040)	1,153	8,839	97	(48)	7,001
Earnings of unconsolidated operations	10,946	1,386	—	—	—	12,332
Long-lived asset impairment charge	60,832	—	5,055	—	—	65,887
Operating expenses*	9,357	3,101	1,309	7,113	—	20,880
Operating profit (loss)	$(62,283)	$(562)	$2,475	$(7,016)	$(48)	$(67,434)
Segment Adjusted EBITDA**
Operating profit (loss)	$(62,283)	$(562)	$2,475	$(7,016)	$(48)	$(67,434)
Long-lived asset impairment charge	60,832	—	5,055	—	—	65,887
Depreciation, depletion and amortization	4,645	2,373	739	201	—	7,958
Segment Adjusted EBITDA**	$3,194	$1,811	$8,269	$(6,815)	$(48)	$6,411

	Three Months Ended December 31, 2022
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$25,041	$18,484	$19,354	$1,051	$(396)	$63,534
Cost of sales	25,249	17,756	1,448	1,082	(525)	45,010
Gross profit (loss)	(208)	728	17,906	(31)	129	18,524
Earnings of unconsolidated operations	12,449	999	—	—	—	13,448
Operating expenses*	8,548	1,843	1,009	5,031	—	16,431
Operating profit (loss)	$3,693	$(116)	$16,897	$(5,062)	$129	$15,541
Segment Adjusted EBITDA**
Operating profit (loss)	$3,693	$(116)	$16,897	$(5,062)	$129	$15,541
Depreciation, depletion and amortization	4,391	1,912	1,245	84	—	7,632
Segment Adjusted EBITDA**	$8,084	$1,796	$18,142	$(4,978)	$129	$23,173
*Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
**Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment Adjusted EBITDA as operating profit (loss) before long-lived asset impairment charges, contract termination settlements and depreciation, depletion and amortization expense. Segment Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS

	Year Ended December 31, 2023
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$85,415	$90,532	$32,985	$8,459	$(2,597)	$214,794
Cost of sales	108,760	83,719	3,969	6,252	(2,497)	200,203
Gross profit (loss)	(23,345)	6,813	29,016	2,207	(100)	14,591
Earnings of unconsolidated operations	44,633	5,361	—	—	—	49,994
Long-lived asset impairment charge	60,832	—	5,055	—	—	65,887
Operating expenses*	31,798	8,826	4,543	23,668	—	68,835
Operating profit (loss)	$(71,342)	$3,348	$19,418	$(21,461)	$(100)	$(70,137)
Segment Adjusted EBITDA**
Operating profit (loss)	$(71,342)	$3,348	$19,418	$(21,461)	$(100)	$(70,137)
Long-lived asset impairment charge	60,832	—	5,055	—	—	65,887
Depreciation, depletion and amortization	17,569	8,172	3,067	579	—	29,387
Segment Adjusted EBITDA**	$7,059	$11,520	$27,540	$(20,882)	$(100)	$25,137

	Year Ended December 31, 2022
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$95,204	$85,664	$60,242	$2,952	$(2,343)	$241,719
Cost of sales	89,670	79,842	3,935	3,266	(2,836)	173,877
Gross profit (loss)	5,534	5,822	56,307	(314)	493	67,842
Earnings of unconsolidated operations	52,535	4,715	—	—	—	57,250
Contract termination settlement	14,000	—	—	—	—	14,000
Long-lived asset impairment charge	—	—	3,939	—	—	3,939
Operating expenses*	33,760	8,335	154	22,919	(1)	65,167
Operating profit (loss)	$38,309	$2,202	$52,214	$(23,233)	$494	$69,986
Segment Adjusted EBITDA**
Operating profit (loss)	$38,309	$2,202	$52,214	$(23,233)	$494	$69,986
Contract termination settlement	(14,000)	—	—	—	—	(14,000)
Long-lived asset impairment charge	—	—	3,939	—	—	3,939
Depreciation, depletion and amortization	17,074	6,457	3,026	259	—	26,816
Segment Adjusted EBITDA**	$41,383	$8,659	$59,179	$(22,974)	$494	$86,741
*Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
**Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment Adjusted EBITDA as operating profit (loss) before long-lived asset impairment charges, contract termination settlements and depreciation, depletion and amortization expense. Segment Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.